Confidential treatment requested with respect to certain portions of this agreement.
                                                                  Exhibit 10.21

                        LICENSE AND SERVICES AGREEMENT

     This License And Services Agreement ("Agreement") is entered into as of June 21, 2000 ("Effective Date") by and among Evoke Communications, Inc., a Delaware corporation ("Evoke") and Evoke Communications B.V., a Dutch corporation ("Company").

     Whereas, Evoke is in the business of providing integrated audio, video, and data communications through the Internet and public telephone networks, and has developed certain proprietary web conferencing technology in the field thereof;

     Whereas, Evoke has entered into a Shareholders Agreement with @viso Limited, a company incorporated under the laws of England and Wales ("@viso"), dated June 9, 2000 ("Shareholders Agreement"), whereby Evoke and @viso have agreed to associate themselves as shareholders of the Company;

     Whereas, pursuant to such Shareholders Agreement, Evoke has agreed to provide an exclusive license to certain of its existing proprietary web conferencing, webcasting, web collaboration, and talking e-mail technology to Company, at the fees set forth in this Agreement, and has agreed to enter into an arrangement with Company for the development of future technology under a "qualified cost sharing arrangement" within the meaning of United States Treasury Regulation ("Treas. Reg.") (S) 1.482-7(b), in order to enable Company to launch and provide integrated video, voice, and data communications solutions and related services to customers located in certain European countries set forth in the Shareholders Agreement; and

     Whereas, Company will hold certain rights to the proprietary web conferencing technology for the risk and account of Company and with the intention to transfer (sell or contribute) the intellectual property against the same consideration for which it received such rights to the proprietary web conferencing technology.

     Now, Therefore, in consideration of the premises and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

     1.  Definitions.

         1.1 "Change In Control" shall mean (i) any change in the control of Company's common shares resulting in Evoke maintaining voting control over less than fifty percent (50%) of Company's common shares, or (ii) any change in the membership of the board of directors of Company wherein the number of board members elected to the board of directors by Evoke falls below fifty percent (50%) of the total number of board members sitting on the board of directors.

         1.2 "Competitor" shall mean any entity in the business of providing integrated audio, video, voice, or data communications through the Internet or through public telephone networks.

         1.3 "Confidential Information" shall mean, to the extent previously, currently, or subsequently disclosed or known to either party hereunder or otherwise: information relating to any Proprietary Technology or Developed Technology by either party, and the properties, composition, structure, organization, use or processing thereof or systems therefor, or to either party's business (including, without limitation, computer programs, code, algorithms, schematics, data, know-how, processes, ideas, inventions (whether patentable or not), names and expertise of employees and consultants and other technical, business, financial, customer and product development plans, forecasts, strategies and information).

         1.4 "Cost Sharing Arrangement" shall mean the qualified cost sharing arrangement set forth in Attachment C and intended as a "qualified cost sharing arrangement" within the meaning of Treas. Reg. (S) 1.482-7(b).

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         1.5  "Derivative Works" shall mean "derivative works" or "compilations"
within the meaning of such terms under the U.S. Copyright Act (17 U.S.C. (S) 101 et seq.).

         1.6 "Developed Technology" shall mean any and all updates, upgrades, improvements, new versions and releases, enhancements, Derivative Works, translations, adaptations, or replacements of the Proprietary Technology, including, without limitation, all hardware, software code, documentation, materials and other information, whether or not patentable or copyrightable, resulting from development efforts, research or expenditures of either party after the Effective Date of this Agreement (a "covered intangible" within the meaning of Treas. Reg. (S) 1.482-7(b)(4)(iv)).

         1.7 "Developed Technology Costs" shall mean and include all costs incurred by a party in connection with the development, license, or other acquisition of any Developed Technology, or any rights in or to any Developed Technology, including all direct and indirect costs and expenses incurred by a party in connection with such Developed Technology, as well the cost of any Intellectual Property Rights or other intangible property licensed or otherwise acquired from third-parties in connection with such Developed Technology. Without limiting the foregoing, Developed Technology Costs are intended to include the following items: operating expenses as defined in Treas. Reg. (S) 1.482- 5(d)(3), other than depreciation or amortization expense, plus (to the extent not included in such operating expenses, as defined in Section 1.482-5(d)(3)) an arm's length rental charge for the use of any tangible property made available to the Cost Sharing Arrangement.

         1.8 "Developed Technology Cost Share" shall have the meaning set forth in Attachment C.

         1.9 "Intellectual Property Rights" shall mean any and all patents, trade secrets, copyrights, trademarks, moral rights, trade names, rights in trade dress, and all other intellectual property rights, whether arising under the laws of the United States or any other state, country, or jurisdiction, existing herein.

         1.10 "Licensed Marks" shall mean solely the Evoke trademarks, trade names, domain name, logos, and marks specified in Attachment A hereto, or which may in the future be adopted for use by Evoke in connection with Services offered by Evoke which are appropriate for use in connection with the Services provided by Company; provided, however, that the existence, appearance and/or style of the Licensed Marks may change from time to time in Evoke's sole discretion.

         1.11 "Principal Place of Business" shall mean an entity's headquarters as defined by such entity.

         1.12 "Proprietary Technology" shall mean, collectively, the Software and other web conferencing technology specified in Attachment B, and any and all Intellectual Property Rights existing therein.

         1.13 "Services" shall mean the integrated video, voice and data web conferencing services, provided by Evoke to customers as of the Effective Date, and all marketing and promotional activities associated therewith.

         1.14 "Specific Developed Technology" shall mean Developed Technology resulting from development efforts, research, or expenditures outside of the normal, ongoing and continuing development efforts of either party which, as reasonably determined by Evoke, is primarily applicable only to the developing party.

         1.15 "Specific Developed Technology Costs" shall mean the Developed Technology Costs of both parties relating to any Specific Developed Technology.

         1.16 "Software" shall mean the computer software (in object code form) used by Evoke to provide the Services as of the Effective Date, as identified more particularly in Attachment B, including all related documentation listed therein and generally delivered by Evoke in connection with the

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Services as of the date of this Agreement, and all content, information, inventions, ideas, know-how, and other technology related to such computer software and specified in Attachment B.

         1.17 "Subsidiary" shall mean an entity wholly owned or controlled by Company.

         1.18 "Territory" shall mean those European countries listed in Annex A to the Shareholders Agreement.

     2.  Proprietary Technology License.

         2.1 Grant of License. Subject to all the terms and conditions of this Agreement, including, without limitation, the payment of all applicable fees under Section 8 below, Evoke hereby grants to Company a non-transferable and exclusive (except as provided below) license under Evoke's Intellectual Property Rights in and to the Proprietary Technology and any Developed Technology to:

              (i) use the Proprietary Technology and any Developed Technology in the Territory, solely for the purpose of providing the Services within the Territory during the term hereof; and

              (ii) sublicense the Proprietary Technology and any Developed Technology to Subsidiaries within the Territory, as approved in advance in writing by Evoke, solely for the purpose of providing the Services within the Territory during the term hereof.

The licenses granted to Company shall be exclusive (subject to the provisions of Section 14 below) in the Territory; provided, however, that Evoke may use and grant licenses to use the Proprietary Technology to customers within the Territory, or subsidiaries of such customers, where those customers or subsidiaries: (i) have their Principal Place of Business outside the Territory,
(ii)  are customers of Evoke or its affiliates as of the date of this Agreement,
(iii)  contract for services on Evoke's or its affiliates' World Wide Web site,
(iv) require services from a single location which cannot be provided by Company, or (v) after giving Company prior written notice, and with the prior consent of @viso, insist in writing on being customers of Evoke or an affiliate thereof, or that otherwise refuse to enter into an agreement with Company for Services.

         2.2 Limitations on Territory. Use of the Proprietary Technology and any Developed Technology under the foregoing license by Company and its sublicensees is restricted to use within the Territory and no rights to use or modify the Proprietary Technology or any Developed Technology are granted by Evoke to Company outside of the Territory. Any use or modification of the Proprietary Technology or any Developed Technology outside of the Territory shall be done solely: (i) with Evoke's prior written consent in each instance,
(ii) under terms no less restrictive than those in this Agreement, and (iii) in compliance with all applicable laws.

         2.3 Limitations on Use. Unless otherwise expressly permitted herein, Company agrees that it shall not, and further agrees that it shall use best efforts to ensure that its sublicensees do not, decompile, disassemble, decrypt, extract, reverse engineer, reconfigure, or otherwise manipulate, or attempt to manipulate the Software, otherwise attempt to derive the source code, application programming interfaces, data structures, or algorithms underlying the Software, or copy or modify the Software, or allow others to do any of the foregoing.

         2.4 Limitations on Developed Technology. Company acknowledges that the foregoing license shall not grant Company, or its sublicensees, any right or license to develop, license, or otherwise acquire any Developed Technology, or otherwise modify or enhance the Proprietary Technology, except (i) for any Developed Technology approved in advance in writing by Evoke and performed by Company relating to the Company Services, described in Section 5, or the Support Services, described in Section 6, or (ii) as provided below:

              (1) Developed Technology. Company may, at its option, and subject to the terms of this Agreement, seek to enter into an agreement with Evoke to obtain a limited right to develop, license, or otherwise acquire Developed Technology and to use such Developed Technology in the Territory. Evoke agrees to negotiate any such agreement with Company in good faith. Any such

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agreement shall be documented using a written agreement and shall include provisions regarding use of the Developed Technology by the parties that are no less restrictive than those contained in this Agreement. The amounts paid by both parties in consideration of the rights to use any such Developed Technology shall be determined under the terms of the qualified Cost Sharing Arrangement.

              (2) Evoke Specific Developed Technology. Company acknowledges that the foregoing license shall not grant Company, or its sublicensees, any right or license to any Specific Developed Technology developed, licensed, or otherwise acquired by Evoke ("Evoke Specific Developed Technology"). Notwithstanding the foregoing, from time to time during the term hereof, Evoke may, in its sole discretion, make available to Company certain Evoke Specific Developed Technology in which case Company shall install, localize, and implement such Evoke Specific Developed Technology in accordance with an implementation plan developed and approved by both parties. Company's right to use any such Evoke Specific Developed Technology shall be subject to the terms of this Agreement. The amount paid by Company in consideration of such rights to any such Evoke Specific Developed Technology shall be determined under the terms of the Cost Sharing Arrangement.

              (3) Company Specific Developed Technology. Subject to the prior written approval of Evoke, Company may, during the term of this Agreement, seek to develop, license, or otherwise acquire Specific Developed Technology ("Company Specific Developed Technology"). Whenever possible, Company shall offer to Evoke the right to acquire from Company (or, as applicable, directly from the third-party from which Company itself acquired such Company Specific Developed Technology) the rights to use any Company Specific Developed Technology outside of the Territory subject to no greater restrictions than those under which Evoke may use the Proprietary Technology under this Agreement. Evoke's right to use any such Company Specific Developed Technology shall be subject to the terms of this Agreement. The amount paid by Evoke, in consideration of such rights in and to any such Company Specific Developed Technology shall be determined under the terms of the Cost Sharing Arrangement.

     3. Trademark License. Subject to all the terms and conditions of this Agreement, including, without limitation, the payment of all applicable fees under Section 8 below. Evoke hereby grants to Company a non-transferable, exclusive (as specified below) license to use the Licensed Marks in the Territory solely in connection with the marketing, promotion, and provision of the Services under this Agreement during the term hereof. Any use of the Licensed Marks under the foregoing license shall be subject to the Trademark Use Standards, as set forth in Attachment A and as modified by Evoke from time to time during the term hereof. The foregoing license grants no rights to Company to use the Licensed Marks outside of the Territory. As used herein, the term "exclusive" means only that Evoke shall not grant to any third party a license to use, nor use for its own account, the Licensed Marks in connection with the provision of Services in the Territory, except for uses relating to any activities permitted under the last sentence of Section 2.1 above and subject to the provisions of Section 14 below.

     4.  Ownership.

         4.1 Ownership of Proprietary Technology. The Proprietary Technology is and shall remain proprietary products of Evoke and its licensors. Evoke and its licensors shall retain ownership of all Intellectual Property Rights relating to or residing in the Proprietary Technology. Except for the license granted to Company above, Company shall have no right, title, or interest in or to the Proprietary Technology. Evoke reserves all rights not expressly granted to Company.

         4.2 Ownership of Developed Technology. The parties agree that legal title to the Developed Technology should rest in one party in order to most effectively protect the Intellectual Property Rights in the same by making it easier to prosecute claims against infringers. Accordingly, any and all Developed Technology (whether or not patentable or copyrightable) and all Intellectual Property Rights therein, that are developed, licensed, or otherwise obtained by either party (whether or not in violation of this Agreement) shall be owned solely by Evoke, subject to Company's rights in Developed Technology as set forth in Section 2.4 above. Evoke shall have the right, at its own expense, and solely in

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its own name, to apply for, prosecute, and defend its Intellectual Property
Rights in and to such Developed Technology. Company agrees to and hereby makes any assignments necessary to accomplish the foregoing ownership, and will otherwise cooperate with Evoke to achieve such ownership and will aid in any application for registration and protection of such Intellectual Property Rights at Evoke's expense.

         4.3 Ownership of Specific Developed Technology. Any Specific Developed Technology developed, licensed, or otherwise acquired by either party shall be owned by that party and, as applicable, its licensors.

         4.4 Ownership of Licensed Marks. The Licensed Marks are owned solely and exclusively by Evoke. Company hereby acknowledges and agrees that, except as set forth in this Agreement, Company shall have no right, title, or interest in or to the Licensed Marks and that all use of the Licensed Marks by Company shall inure solely to the benefit of Evoke. Company further acknowledges and agrees that any use of the Licensed Marks hereunder shall be subject to the Trademark Use Standards set forth in Attachment A, as modified by Evoke from time to time during the term hereof.

         4.5 Notice. If Company becomes aware of any product or activity of any third party that involves infringement or violation of the Proprietary Technology, Developed Technology, or Licensed Marks, then Company shall promptly notify Evoke in writing of such infringement or violation. Evoke may in its discretion take or not take whatever action it believes is appropriate; if Evoke elects to take action, Company will fully cooperate therewith at Evoke's expense. Company shall not take any action on account of any such infringement, claim or action without the prior written consent of Evoke, such consent not to be unreasonably withheld.

     5.  Deployment Services.

         5.1 Deployment Plan. Within a mutually agreed time after the Effective Date, Evoke and Company shall develop a mutually agreeable operational plan, which (consistent with the terms and conditions contained herein) shall specify certain details relating to the provision of the Evoke Services by Evoke and the Company Services by Company, as described below in Sections 5.2 and 5.3 respectively, in accordance with the Projected Timetable generally set forth in Attachment D, and such other details as are agreed to by the parties (a "Deployment Plan").

         5.2 Obligations of Company. Company agrees to undertake and perform the following services ("Company Services"):

              (i) Platform Development Services. Company shall be responsible for the development, acquisition, and installation of all connectivity equipment, hardware, software, and other equipment necessary for Company to use, operate, and support the Proprietary Technology to provide the Services, including, without limitation, the "Minimum Platform" set forth in Attachment E, and all fees and costs associated therewith (collectively, "Platform Development Services").

              (ii) Delivery and Installation Services. Company shall be responsible for performing all services necessary to physically transfer the Proprietary Technology to Company and to install the Software ("Delivery and Installation Services"), the scope of such Delivery and Installation Services to be set forth in the Deployment Plan.

              (iii) Integration Services. Company shall be responsible for performing all services that may be necessary to integrate, assimilate, or otherwise modify the Proprietary Technology, including the development of Developed Technology, to function with the telephone, Internet, or power utility systems within the Territory ("Integration Services"), the scope of such Integration Services to be set forth in the Deployment Plan.

              (iv) Localization Services. Company shall be responsible for performing all localization services that may be necessary to localize, internationalize, or otherwise adapt the Software or any aspect of the Proprietary Technology to function and perform the Services within the Territory

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("Localization Services"), the scope of such Localization Services to be set forth in the Deployment Plan.

              (v) Evaluation Services. Company shall be responsible for performing all services that may be necessary to evaluate the performance of and accept the Proprietary Technology and any Developed Technology resulting from the Evoke Services performed under this Agreement ("Evaluation Services"), the procedures and criteria for the acceptance testing (collectively, "Evaluation Criteria") to be set forth in the Deployment Plan.

         5.3 Obligations of Evoke. During the term of this Agreement and for so long as Company has paid the applicable fees specified in Section 8 below when due, Evoke agrees to undertake and perform the services set forth in this
Section 5.3 ("Evoke Services"). Evoke reserves the right to amend the Evoke Services provided that, (i) Evoke determines that such amendment is for a reasonable and legitimate business purpose, (ii) Evoke provides Company with prior written notice and an explanation of the proposed change in reasonable detail, and (iii) Company approves in advance of such change. All Evoke Services performed by Evoke shall be paid for by Company as set forth in Section 8.

              (i) Platform Development Services. Evoke shall use commercially reasonable efforts to assist Company in the performance of the Platform Development Services.

              (ii) Delivery and Installation Services. Evoke shall use commercially reasonable efforts to assist Company in the performance of the Delivery and Installation Services. Transfer of any tangible manifestation of the Proprietary Technology shall occur exclusively in the Territory.

              (iii) Integration Services. Evoke shall use commercially reasonable efforts to assist Company in the performance of the Integration Services.

              (iv) Localization Services. Evoke shall use commercially reasonable efforts to assist Company in the performance of the Localization Services.

              (v) Evaluation Services. Evoke shall use commercially reasonable efforts to assist Company in the performance of the Evaluation Services.

              (vi) Training Services. Evoke will provide Company's personnel with a reasonable amount of training regarding the use, service and operation of the Proprietary Technology, at Evoke's facilities and at mutually agreeable times, as to be set forth in the Deployment Plan.

     6. Support Services. Company or its sublicensee will be responsible for providing all first level support to end users of the Services in accordance with Evoke's then-current Customer Support Policies and Standards as supplied to Company by Evoke. During the term of this Agreement and for so long as Company has paid the applicable fees specified in Section 8 when due, Evoke will provide Company with the support services relating to the Proprietary Technology set forth in Attachment F ("Support Services"). The parties agree that the Support Services will be provided by Evoke pursuant to a written agreement negotiated in good faith by the parties, which shall include provisions no less restrictive than those contained in this Agreement.

     7.  Marketing.

         7.1 Marketing of Services. Company shall commercially reasonable efforts to provide and market the Services under the licenses provided hereunder. In connection with Company's obligations hereunder, Company shall use its best efforts to:

              (i) market and promote the Services within the Territory using the Licensed Marks exclusively, but in any case shall meet in good faith with Evoke on at least a semi-annual basis to jointly assess current and potential marketing and promotion activities in the Territory;

              (ii) subject to any applicable legal and regulatory standards and requirements in the jurisdictions in which the Services are provided, adhere to the standards for quality, marketing,

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customer service, operational reliability, and performance of the Services generally observed by Evoke in its own performance of the Services, and as otherwise provided by Evoke to Company from time to time throughout the term of this Agreement; and

              (iii) obtain all necessary regulatory and other approvals for the provision of the Services to Customers with all appropriate governmental and non-governmental authorities exercising regulatory or similar authority over provision of the Services within the Territory and any geographic subdivisions thereof. Prior to providing any Services to customers, Company shall ensure that the Services meet all applicable legal and regulatory standards and requirements in the jurisdictions in which the Services are provided.

         7.2 Ancillary Agreements. Company shall use its best efforts and shall cooperate with Evoke as required to conclude remarketing, non-competition and non-solicitation agreements with Cegetel, in accordance with the terms and conditions to be agreed to by the parties pursuant to Section 2(f) of the Shareholders Agreement. In addition, Company and Evoke shall negotiate in good faith an agreement whereby Evoke and Company would provide certain services to the other in connection with customer support and the availability of telecommunications infrastructure and related services available in the respective territories served by each party.

     8.  License Fee and Payment.

         8.1 Proprietary Technology Fees. In consideration of the rights and licenses to the Proprietary Technology provided to Company by Evoke hereunder, Company shall pay Evoke the fee of * ("Proprietary Technology License Fee"), payable * in cash and 5,000,000 ECU in the form of a promissory note payable to Evoke.

         8.2 Developed Technology Cost Reimbursement. In consideration of the rights to the benefits of any Developed Technology provided to Company by Evoke hereunder, Company shall reimburse Evoke a share of the Developed Technology Costs incurred by Evoke in the development of such Developed Technology based on Company's Developed Technology Cost Share, calculated under the terms of the Cost Sharing Arrangement ("Developed Technology Cost Reimbursement").

         8.3 Evoke Services Fees. In consideration of the Evoke Services provided to Company by Evoke under Section 5.3, Company shall pay Evoke for the Evoke Services at the rates set forth in Attachment G ("Evoke Services Fees"). Evoke may reasonably modify the Evoke Services Fees due for the Evoke Services from time to time during the term hereof, provided that such modifications do not increase the Evoke Services Fees by greater than ten percent (10%) per year for the term of the Agreement.

         8.4 Support Service Fees. In consideration of the Support Services provided to Company by Evoke under Section 6, Company shall pay Evoke for the Support Services at the rates set forth in Attachment F ("Support Fees"). Evoke may reasonably modify the Support Fees due for the Support Services from time to time during the term hereof, provided that such modifications do not increase the Support Fees by greater than ten percent (10%) per year for the term of the Agreement.

         8.5 Costs and Expenses. Company shall reimburse Evoke for all travel, room and board and other out-of-pocket expenses incurred in connection with all Evoke Services and Support Services required to be performed outside of Evoke's own service locations ("Expenses") at Evoke's then current rates, provided that Company has approved in advance of the Evoke Services and/or Support Services in connection with which such Expenses were incurred. Except as otherwise set forth in this Section 8.5, each party shall pay its own travel, room, and board and other out-of-pocket expenses incurred in connection with fulfilling its obligations under this Agreement.

         8.6 Payment and Taxes. Payment in full of the Proprietary Technology License Fee shall be made on or before the Effective Date. Payment in full of the Developed Technology Cost Reimbursement shall be made as set forth in the Cost Sharing Arrangement. All Evoke Services Fees,


*  Confidential Treatment Requested.


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Support Fees, and Expenses shall be payable within thirty (30) days of Evoke's invoice specifying the fees due. All fees specified in this Agreement are exclusive of, and Company shall be solely responsible for, all sales, use or other taxes applicable to the transactions contemplated by this Agreement, except for any taxes based upon Evoke's net income.

     9.  Term and Termination.

         9.1 Term. This Agreement shall commence on the Effective Date hereof and shall continue indefinitely unless earlier terminated pursuant to this
Section 9.

         9.2 Termination of the Shareholders Agreement. This Agreement shall terminate upon the termination of the Shareholders Agreement for any reason, except: (i) exercise by @viso of its right to acquire all of the shares of Company held by Evoke pursuant to Section 10(a) of the Shareholders Agreement, or (ii) Evoke ceases to own any shares in Company, as set forth in the final sentence of Section 11(a) of the Shareholders Agreement.

         9.3 Termination by Company. Without prejudice to any other rights or remedies available to Company, this Agreement may be terminated by Company for cause immediately by written notice if Evoke breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing such breach in reasonable detail, provided that if Evoke is using diligent efforts to cure such breach, it shall be afforded an additional one hundred and twenty (120) days to remedy such failure.

         9.4  Termination by Evoke.

              (i) For Cause In General. Without prejudice to any other rights or remedies available to Evoke, Evoke may terminate this Agreement for cause immediately upon written notice if at any time Company breaches any material provision of this Agreement and fails to cure such breach within thirty
(30) days of written notice describing such breach in reasonable detail, provided that such breach did not result from the bad faith actions of Evoke, , and if Company is using diligent efforts to cure such breach, it shall be afforded an additional one hundred and twenty (120) days to remedy such failure. However, any right of termination of Evoke under this Section 9.4(i) shall not apply in the event that: (a) Evoke had, or had reasonable cause to have, prior knowledge of the events relating to the breach by Company, and (b) Evoke could have prevented the breach by Company through reasonable action of Company's Board of Directors.

              (ii) For Cause Upon A Change In Control. Without prejudice to any other rights or remedies available to Evoke, upon the occurrence of any Change In Control, and for so long as such Change In Control remains in effect, Evoke may terminate this Agreement immediately upon written notice if at any time:

                     (1) Company fails to pay any of the amounts payable under this Agreement to Evoke, and such non-payment continues for a period of thirty
(30) days after notice thereof to Company;

                     (2)  Company fails to observe any material provisions of
Section 2, 4, 13, or 14, and fails to cure such breach within thirty (30) days of written notice describing such breach in reasonable detail to Company; or

                     (3) Company fails to promptly secure or renew any license, registration, permit, authorization or approval the absence of which would materially and adversely affect its ability to conduct its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days; provided that if Company is using diligent efforts to secure or renew such license, it shall be afforded an additional one hundred and twenty (120) days to remedy such failure.

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         9.5  Termination for Insolvency.  This Agreement shall automatically be terminated upon written notice by Company or Evoke if Company or Evoke becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Company or Evoke (and not dismissed within sixty (60) days).

         9.6  Effect of Termination.

              (i) In General. Upon termination of this Agreement for any reason, neither party shall be relieved from fulfilling its obligations under this Agreement.

              (ii) Right of Repurchase. Upon any termination of this Agreement, Evoke shall have right to repurchase any and all rights granted to Company under this Agreement, including, without limitation, any and all rights in and to the Proprietary Technology, Licensed Marks, Developed Technology, and/or Evoke Specific Technology, at the then current Market Value of such rights. For purposes of this Section, the "Market Value" of such rights shall be mutually agreed to by the parties at the time of termination. If the parties are unable to agree on the value of such rights, and the difference between their valuations is less than ten percent (10%) of the lower valuation, the average between the valuations shall be used to determine the Market Value. If the difference is greater than ten percent (10%) of the lower valuation, the parties shall engage an independent internationally recognized accounting firm to perform its own valuation, applying methods commonly used in the industry, which shall be completed within sixty (60) days. Of the three valuations, the valuation that differs in magnitude most from the other two valuations shall be disregarded, and the average between the two remaining valuations shall be used to determine the Market Value. The fees and expenses of such accounting firm shall be shared equally by the parties.

                     (1) Exercise. Upon exercise by Evoke of its right of repurchase under this Section, and payment of the Market Value to Company, (i) all rights and licenses granted Company and its sublicensee(s) under this Agreement and all other rights and obligations hereunder shall terminate, (ii) Company and any sublicensee(s) will immediately cease using and return to Evoke any and all Evoke Confidential Information, Proprietary Technology, Developed Technology, Evoke Specific Technology, Software, marketing materials, and/or literature in their possession, custody or control in whichever form held (including, without limitation, all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), (iii) Company will cease using the Licensed Marks and any other trademarks, service marks and other designations of Evoke, (iv) Evoke shall be excused from all obligations under
Section 2.1; and (v) Sections 1, 2.3, 4, 9, 11, 12, 13, 14, 15, 16, and 19 shall survive such termination and will continue in accordance with their terms.

                     (2) Non-Exercise. In the case that Evoke does not elect or otherwise fails to exercise its right of repurchase under this Section, (i) the license granted under Section 2.1 of this Agreement shall become a perpetual, worldwide, nonexclusive, royalty-free license under the then existing Proprietary Technology and Developed Technology (notwithstanding the foregoing, under no circumstances shall the foregoing license include any Developed Technology or Evoke Specific Developed Technology developed or acquired after the date of termination of this Agreement); (ii) all obligations of Evoke under this Agreement with regard to the Proprietary Technology, Developed Technology, and Evoke Specific Developed Technology shall cease, including, without limitation, any obligation to provide any Evoke Services, maintenance, or support; (iii) all warranties and indemnifications provided by Evoke under this Agreement shall terminate and shall be unenforceable against Evoke; (iv) Company and any sublicensee(s) will immediately cease using and return to Evoke all marketing materials and literature in their possession, custody, or control in whichever form held (including, without limitation, all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof); (v) Company will cease using the Licensed Marks and any other trademarks, service marks and other designations of Evoke within six (6) months of the termination of this Agreement; (vi) Company shall be excused from all obligations under Section 14; and (vii) Sections

1, 2.2, 2.3, 4, 9, 11, 12, 13, 15, 16, 18, and 19 shall survive such termination and will continue in accordance with their terms.

     10.  Representations and Warranties.

          10.1  Representations and Warranties of Evoke.

                (i) With the exception of any portion of the Minimum Platform and any Developed Technology relating to the Software necessary for the completion of the Localization Services, including, without limitation, any additional modifications that may be required under legal, regulatory or technological requirements in the Territory, and any other Developed Technology agreed upon by the parties, Evoke represents and warrants that: (1) it has the authority to license to Company the Proprietary Technology to be licensed to Company under this Agreement, and (2) the Proprietary Technology to be licensed to Company under this Agreement includes all of the software and related technologies and information required for Company to provide the Services in the Territory in a manner comparable in all material respects to the way the Services are provided by Evoke in the United States as of the Effective Date.

                (ii) Evoke represents and warrants to Company that Evoke will use commercially reasonable efforts to: (A) perform the Evoke Services so that the Software is implemented in agreement with mutually agreed upon standards set forth in the Deployment Plan, and (B) provide the Support Services set forth in Attachment F.

                (iii) Evoke represents and warrants to Company that Evoke is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and that it has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to Company herein.

                (iv) Evoke represents and warrants to Company that Evoke has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder, and that this Agreement is valid, binding, and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws).

                (v) Evoke represents and warrants that, the execution of this Agreement, the granting of the rights and licenses of Company herein, and the performance of its obligations hereunder does not and will not: (A) violate the Certificate of Incorporation or By-laws of Evoke, (B) to the best of its knowledge, violate any provision of any U.S. law, statute, rule or regulation to which it is subject; (C) to the best of its knowledge, violate any judgment, order, writ, injunction or decree of any court applicable to Evoke; or (D) conflict with or violate any other agreement into which Evoke has entered; excluded in the case of (A), (B), or (C), however, any regulatory approvals that may be required in connection with the performance of the Services in the Territory.

                (vi) Evoke represents and warrants that, to the best of its knowledge as of the Effective Date, except as disclosed in the Shareholders Agreement, or otherwise in writing or via electronic mail to Company, it has the rights to grant the licenses herein and that the use of the Proprietary Technology in accordance with the terms of this Agreement and will not infringe or misappropriate the intellectual property or proprietary rights of any third party.

                (vii) Except as disclosed to Company in the Shareholders Agreement, or otherwise in writing or via electronic mail, Evoke represents and warrants that, to the best of its knowledge as of the Effective Date, no proceedings have been instituted or are pending or threatened that challenge the rights of Evoke in the Territory in respect of the Proprietary Technology or the Licensed Marks.

                (viii) Evoke represents and warrants that it will perform all Evoke Services provided to Company under this Agreement in a professional and competent manner in accordance with industry standards.

                (ix) Evoke represents and warrants that it will reasonably cooperate with Company, and give Company any reasonable assistance necessary, to give the notices and obtain the consents contemplated in Section 10.3(iii).

                (x) Evoke shall comply with any applicable import and/or export related clearances required to make the Proprietary Technology available in the Territory.

          10.2 Disclaimers by Evoke. OTHER THAN THOSE SET FORTH ABOVE, EVOKE MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO ANY SOFTWARE, PROPRIETARY TECHNOLOGY, DEVELOPED TECHNOLOGY, LICENSED MARKS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, ALL OF WHICH ARE PROVIDED "AS IS," AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. TO THE EXTENT THAT A PARTY MAY NOT DISCLAIM ANY WARRANTY AS A MATTER OF APPLICABLE LAW, THE SCOPE AND DURATION OF SUCH WARRANTY SHALL BE THE MINIMUM PERMITTED UNDER SUCH LAW.

          10.3 Representations, Warranties and Covenants of Company. Without limiting any other obligation of Company under this Agreement, Company represents, warrants, covenants and agrees that:

                (i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and it has the corporate power and is authorized under its charter and organizational documents to carry on its business as now conducted;

                (ii) it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws);

                (iii) it will obtain and then maintain the power and authority and all material governmental licenses, authorizations, consents and approvals to be obtained in the Territory or applicable foreign country and in the jurisdiction in which it is incorporated to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Agreement;

                (iv) it is in compliance with all requirements of any country in the Territory and in the jurisdiction in which it is incorporated or to the best of its knowledge, any other law (statutory or common), treaty, directive, rule or regulation or determination of an arbitrator or of a governmental authority, in each case applicable to or binding upon it or any of its property or to which the Services or any of its business related to the Services is subject, except where failure to be in compliance could not reasonably be expected to cause a material adverse change in, or have a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Company;

                (v) there are no (A) non-governmental third parties or (B) governmental or regulatory entities in the Territory or in the jurisdiction in which Company is incorporated, who are entitled to any notice of the transaction contemplated hereunder or whose consent is required to be obtained by Company for the consummation of the transaction contemplated hereunder other than those to whom notice has already been given or from whom consent has already been obtained;

                (vi) it shall obtain any applicable import and/or export related clearances required to make the Proprietary Technology available in the Territory;

                (vii) it will only utilize the Proprietary Technology as contemplated herein; and

                (viii) it shall use reasonable commercial efforts during the term of this Agreement to develop, market, and distribute the Services and to make certain that all Services distributed under the Licensed Marks will be subject to the quality control measures contemplated by this Agreement.

     11. Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTIONS 2, 3, 4, 8 or 13 HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, THE OTHER PARTY'S CLIENTS OR CUSTOMERS, OR ANY OTHER ENTITY CLAIMING THROUGH OR UNDER THE OTHER PARTY FOR ANY LOSS OF PROFITS, INCOME OR SAVINGS, LOSS OF DATA, OR OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES INCURRED BY SUCH PARTY (WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

     12. User Data. To the extent that any non-personally identifiable information or data is collected by either party from or about Company's customers including, without limitation, both voluntarily-disclosed information and any information obtained without the knowledge of Company's customers (collectively "User Data"), such User Data shall be owned by Company. Subject only to any applicable laws and regulations, Company grants to Evoke a worldwide, perpetual, royalty-free, license, with right to sublicense, to use all User Data. Upon request, Company shall promptly provide the Evoke with all User Data in its possession in a mutually agreeable form. Such User Data may be used by Evoke for any lawful business purpose, without a duty of accounting to Company. Evoke agrees to comply with all applicable contractual obligations, privacy and other nondisclosure policies, and legal obligations of Company, including, policies, laws and regulations respecting the dissemination and use of the User Data. Upon request, Company will furnish Evoke with a copy of all applicable policies, rules, laws or regulations with respect to the foregoing.

     13. Confidentiality. Each party recognizes the importance to the other of the other's Confidential Information. In particular, Company recognizes that the Proprietary Technology of Evoke (and the confidential nature thereof) are critical to the business of Evoke and that it would not enter into this Agreement without assurance that such Proprietary Technology and the value thereof will be protected as provided in this Agreement. Accordingly, each party (the "Receiving Party") agrees as follows as to its use and treatment of the Confidential Information of other party (the "Disclosing Party"):

          13.1 The Receiving Party agrees (i) to hold the Disclosing Party's Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement, and (iv) to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any such Confidential Information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or in violation of the embargo provisions in Part 746 of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including, without limitation, those of the U.S. Department of Commerce. Any employee, contractor or other person given access to any such Confidential Information must have a legitimate "need to know" and shall have agreed to be bound by confidentiality provisions no less restrictive than those set forth herein. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (A) is in or (through no improper action or inaction by the Receiving Party, agent or employee) enters the public domain (and is readily available without substantial effort), (B) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, (C) was rightfully disclosed to it by another person without restriction,
(D) was independently developed by persons without access to such information or without use of any Confidential Information of the Disclosing Party or (E) was required to be disclosed in accordance with applicable law provided that reasonable efforts are undertaken by the Receiving Party to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Each party's obligations under this Section 13.1 (except under clause
(iv) of the first sentence) shall terminate, with respect to any particular information, five (5) years after the date of disclosure of such information.

          13.2 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, attorney's fees in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Confidential Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this
Section 13 will constitute a material breach of this Agreement.

     14.  Limitations on Company's Rights.

          14.1 Territorial Limitations. During the term of this Agreement, Company shall not, directly or indirectly, or in whole or in part enter into an agreement whereby it provides or agrees to provide Services to customers located outside of the Territory, provided, however, that Company may provide or agree to provide Services to customers outside of the Territory that: (i) while maintaining a presence outside of the Territory, have their Principal Place of Business within the Territory, (ii) are determined in writing by Evoke to require services from a single location which cannot be provided by Evoke, or
(iii) with the prior written consent of Evoke, insist in writing on being customers of Company, or that otherwise refuse in good faith to enter into an agreement with Evoke for Services.

          14.2 Spillover. The parties acknowledge that in any Internet-based system it is not possible to exclude all inquiries or business from outside a geographical territory. Evoke acknowledges that certain incidental promotion of and/or access to the World Wide Web site for Company's business may occur from outside of the Territory and agrees that, subject to the terms of this Section 14, the same will not constitute a breach of this Agreement. Company similarly acknowledges that certain incidental promotion of and/or access to the World Wide Web site for Evoke's business may occur from within the Territory and agrees that, subject to the terms of this Section 14, the same will not constitute a breach of this Agreement. Evoke agrees that in the event of an inquiry from a customer whose Principal Place of Business is within the Territory, it shall refer such customer to Company. Company agrees that in the event of an inquiry from a customer whose Principal Place of Business is outside the Territory, it shall refer such customer to Evoke. For the avoidance of doubt, Company:

                (i) shall be prohibited from making active sales outside the Territory;

                (ii) shall be free to respond to unsolicited approaches made by potential customers to the Company only as set forth in Section 14.1 and under all applicable consumer credit and financial services law in the territory where the unsolicited approach originated; and

                (iii) shall, to the extent that it is not permitted under applicable laws to respond to unsolicited approaches from outside the Territory, provide full details to Evoke or other Evoke companies in the territory where the unsolicited approach originated.

          14.3 Non-Competition. Except as otherwise agreed to in writing, the license(s) granted in this Agreement shall in no event extend to allow any use of the Proprietary Technologies, Developed Technologies, Confidential Information, Software or Licensed Marks by Company in any way that is competitive with the business of Evoke outside of the Territory. Such prohibited uses shall include but not be limited to, uses in conjunction with or in ways that directly or indirectly benefit any competitor of Evoke. If this Agreement is terminated by Evoke pursuant to Section 9 above, Company will not directly or indirectly engage in the business of providing Services, solutions, or related services that are similar to, or compete with, the Services in the Territory for one (1) year after termination of this Agreement.

     15. Nonsolicitation. Except by subsequent written agreement of the parties, during the term of, and for one (1) year after the termination of this Agreement, neither party will, directly or indirectly, solicit the employment or services of any employee or consultant of the other party with whom such party has had contact or who became known to it in connection with this Agreement, or encourage such employees or consultants to leave the other party; provided, however, that the foregoing does not prevent a party from employing such persons who contact a party on their own initiative without prior solicitation from such party or to general advertisements or other general solicitations of employment not directed to the other party's employees or consultants.

     16. Independent Contractors. Company is acting under this Agreement as an independent contractor. Nothing contained in this Agreement will be interpreted or construed to characterize the relationship between Evoke and Company as a company, partnership or franchise for any purpose. Neither party has the authority to, and neither party shall, make any representation, prepare documents or statements on behalf or in the name of the other party, give any warranties, enter into a contract on behalf of the other party or obligate the other party in any manner, unless expressly authorized to do so in writing by the other party. Company agrees to indemnify and hold Evoke harmless from damages and expenses which result from any unauthorized, wrongful or negligent act on its part or the part of its agents or employees in connection with the performance of this Agreement.

     17. Unlawful Payments. Company will not use any payment or other benefit derived from Evoke to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions, decisions affecting this Agreement, while knowing or having reason to know that any portion of such money, gift, or thing will, directly or indirectly, be given, offered or promised to (i) an employee, officer or other person acting in an official capacity for any government or its instrumentalities or (ii) any political party, party official or candidate for political office.

     18. Assignment. Except as otherwise provided herein, the rights and obligations of each party under this Agreement are personal and may not be assigned, directly or indirectly, either voluntarily or by operation of law, without the prior written consent of the non-assigning party. Notwithstanding the foregoing, any entity into which either party may be merged, or with which it may be consolidated, or to which it may sell, or transfer its assets as a whole or substantially as a whole, shall become the successor hereunder and be vested with all rights and duties hereunder as was its predecessor without the execution or filing of any instrument on the part of any party hereto (unless by operation of law the successor would not be bound to perform its obligations under this Agreement, in which case it will execute an agreement pursuant to which it agrees to assume that party's obligations hereunder in form and substance reasonably satisfactory to the other party). Notwithstanding the foregoing, Evoke may assign this Agreement without consent, but with written notice to Company, to any Evoke subsidiary.

     19.  Additional Terms and Conditions.

          19.1 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of all of the parties.

          19.2 Agent for Service of Process. Company agrees to appoint an appropriate agent for service of process in the United States before or concurrent with the Effective Date.

          19.3 Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery or courier service with tracking capabilities or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth below or as amended by notice pursuant to this subsection 19.3. All such notices shall be addressed as follows:

          If to Evoke:                  Evoke Communications, Inc.
                                        1157 Century Drive
                                        Louisville, CO 80027

                                        Phone:  (303) 928-2424
                                        Fax:    (303) 928-2832

                                        Attn: Mr. James LeJeal

          If to Company:                Evoke Communications B.V.
                                        c/o @viso
                                        Tour Cedre Paris La Defense
                                        7, allee de l'Arche
                                        92677 Courbevoie, France

                                        Phone:  33.1.7177.1631
                                        Fax:    33.1.7177.3439

                                        Attn: Mr. Andreas Brun


          19.4 Entire Agreement. This Agreement, and all Attachments hereto, and the documents referred to herein supersede all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

          19.5 Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

          19.6 Arbitration. Any disputes arising among the parties in connection with this Agreement shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved through such discussions within a period of sixty (60) days after delivery of such notice, the dispute shall be finally settled by binding arbitration in London, England using the English language and in accordance with the LCIA Rules then in effect. There shall be three neutral arbitrators and the arbitrator(s) shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

          19.7 Force Majeure. No party hereto shall be responsible for any failure to perform its obligations under this Agreement if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure, and the corresponding obligations of the other party shall be similarly suspended. In the event that such force majeure should obstruct performance of this Agreement for more than thirty (30) days, the parties hereto shall consult with each other to determine whether this Agreement should be terminated. The party facing an event of force majeure shall use its best endeavors in order to remedy that situation as well as to minimize its effects. The party facing such event of force majeure shall notify the other party by telefax immediately after its occurrence, to be promptly confirmed by written notice.

          19.8 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, through the arbitration process herein, or the parties otherwise mutually agree that a provision is or becomes illegal or invalid then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties' intent in entering into this Agreement.

          19.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          19.10 Nature of Rights. The license rights granted under Sections 2 and 3 above are, for the purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Code"), licenses of "intellectual property" within the meaning of Section 101 of the Code.

          19.11 Currency. Any payments or license fees payable by Company to Evoke under this Agreement shall be payable in U.S. dollars.

     In Witness Whereof, the parties have executed this Agreement as of the Effective Date. All signed copies of this Agreement shall be deemed originals.


Evoke Communications, Inc.                   Evoke Communications Europe, B.V.

By:                                          By:
   --------------------------------             --------------------------------
Name:                                        Name: Andreas Brun
     ------------------------------
Title:                                       Title: Chief Executive Officer
      -----------------------------

                                 Attachment A

                  LICENSED MARKS; CONDITIONS; USE AND DISPLAY

     1.  Licensed Marks.

         Mark:          Type:                   Application No.:
         -------------------------------------------------------
         Evoke          Word Mark               ECTM - 1,551,480
         -------------------------------------------------------

     2.  Permitted Combination of Licensed Marks with Company Marks.

         2.1 Licensed Marks may be used in combination with Company trademark(s), service mark(s) or trade name(s) on a case by case basis with Evoke's prior written consent.

         2.2 Additional text identifying Company may adjoin the Licensed Marks. The text, fonts, and proportionality with logo sizes are to be co-operatively determined by Evoke and Company.

     3.  Copyright Standards.

         3.1 All collateral, media, and web pages of Company which display the Licensed Marks (with the exception of corporate stationery) shall:

              (i) where appropriate, list Evoke as the copyright holder or a joint copyright holder, as the case may be;

              (ii)  note that Company is licensed to use the Evoke mark.

         3.2  Some examples are as follows:

              (C)2000 Evoke Communications, Inc. Company is licensed to use the Evoke service mark(s) owned by Evoke.

              (C)2000 Evoke Communications, Inc. The Evoke service mark(s) is/are owned by Evoke and licensed to Company.

     4.  Trademark License Conditions.

         4.1 Company acknowledges that the Licensed Marks are owned solely and exclusively by Evoke. Company hereby acknowledges and agrees that, except as set forth in this Agreement, Company shall have no rights, title or interest in or to the Licensed Marks and that all use of the Licensed Marks by Company shall inure to the benefit of Evoke. Company agrees not to apply for registration of the Licensed Marks (or any mark confusingly similar thereto) anywhere in the Territory. Evoke shall apply for and use reasonable efforts to pursue registration of the Licensed Marks within the Territory at its expense, and, in such event and if applicable, Company agrees to reasonably assist and cooperate with Evoke in connection therewith at Evoke's expense.

         4.2 Company understands and agrees that it does not have the right to use the Licensed Marks in any manner that conflicts with the rights of any third party. If, in Evoke's sole reasonable determination, Company's use of any Licensed Marks infringes the rights of any third party, then Company agrees to immediately terminate or modify such use in accordance with Evoke's instructions. If Evoke reasonably believes that Company's use of a Licensed Mark weakens or impairs Evoke's right in such Licensed Mark, then Evoke may request that Company modify such use to avoid further weakening or impairment, and Company agrees to take reasonable steps to modify such use in accordance with Evoke's request.

     5.  Use and Display of Licensed Marks.

         5.1 Company acknowledges and agrees that the presentation and image of the Licensed Marks should be of a uniform and consistent quality with respect to all services, activities and products associated with the Licensed Marks. Accordingly, subject to applicable law, Company acknowledges and agrees that all use of the Licensed Marks by it shall be in accordance with Evoke's reasonable standards for the Licensed Marks as generally in effect from time to time, including the standards referred to immediately below and the quality standards set forth in this Attachment A, provided that Evoke's judgment as to the reasonableness of any such standards shall be determinative.

         5.2 All usage by Company of the Licensed Marks shall include the registered trademark symbol and shall be in the following form, as appropriate:
"[Licensed Mark](TM)", until the applicable trademark has been registered, or "[Licensed Mark](R)", after the applicable trademark has been registered. All literature and materials printed, distributed or electronically transmitted by Company and containing the Licensed Marks shall include the following notice in close proximity to the Licensed Marks:

              [Licensed Mark] is a trademark of Evoke Communications, Inc. used under license.

     6.  Quality Standards.

         6.1 Company shall provide Evoke, at no expense to Evoke, with access to the Services in the form that it intends to provide them under the Licensed Marks to allow Evoke to sample and review the quality of the Services. If such samples are of substantially equal quality to the services provided by Evoke, Evoke shall approve the level of quality of such samples without delay. Thereafter, upon the request of Evoke, Company shall furnish, at no expense to Evoke, samples of the Services it intends to offer under the Licensed Marks to allow Evoke to monitor the quality of the Services.

         6.2 Evoke shall have the right to request that Company make any reasonable changes and/or corrections to the Services provided by it under the Licensed Marks as may be required to prevent an erosion of the goodwill associated with the Licensed Marks, and to maintain the quality standard prescribed in the Agreement, and, subject to applicable law, Company shall use its best efforts to make and incorporate said changes or corrections at its sole cost and expense.

         6.3 Company agrees that it shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of any Licensed Mark.

         6.4 Evoke may inspect Company's operations and facilities, up to twice annually, during normal business hours, upon reasonable prior notice, to the extent necessary to ensure that Evoke's quality standards have been and are being met by Company.

         6.5 Company agrees to comply with all applicable laws in the Territory in conducting its activities under this Agreement.

         6.6 Company agrees to use the Licensed Marks in accordance with this Agreement and only in connection with the Services.



                                    - A2 -

                                 Attachment B

                    DESCRIPTION OF SOFTWARE AND TECHNOLOGY

The Proprietary Technology and Software shall include code supporting Evoke's Web Conferencing, Talking Email, Web Talk, Web Cast, Wireless Web Conferencing and Web Collaboration services as of the Effective Date, and, in particular, shall include the following:

Web content (documents and images)
Web server extensions
Logging/reporting code
Source code libraries
Encryption library
Process/System monitoring and event notification tools
Application servers, including but not necessarily limited to the following:
     Credit card processing servers.
     Bridge interface server.
     Bulk/mass email sending tools.
     Automated audio encoding tools.
     Customer provisioning tools.
     Automated document (PowerPoint(TM)) conversion tools.
     Web client session management.
     Call data processor servers.
     Web text chat servers.
Automated stress testing tools

                                 Attachment C

                           COST SHARING ARRANGEMENT

1. Cost Sharing Arrangement. The parties hereto agree to combine their research and development efforts and to share the costs, risks and rights relating to the development, license, or other acquisition of Developed Technology pertaining to the Services as the parties may agree to from time to time, including both basic or experimental research and service-specific research which the parties may agree to make part of the research and development program. The parties hereto intend that the arrangement contemplated by this agreement constitutes a "qualified cost sharing arrangement" within the meaning of Treas. Reg. (S)1.482-7(b).

2.    Cost Allocation.

        2.1 Developed Technology. The parties intend that each party's share of the Developed Technology shall be determined based upon the reasonably anticipated benefits to be derived by the party receiving rights to any such Developed Technology as a result of that party's right to use the Developed Technology under the terms of this Agreement, whether in the form of additional income generated or costs saved (collectively, "Benefits").

        2.2 Specific Developed Technology. Unless otherwise agreed to by the parties, all Specific Developed Technology Costs shall be allocated in their entirety to the party to whom the particular Specific Developed Technology pertains.

        2.3 As of the time hereof, the parties believe that the Benefits to be derived by each party as a result of their use of any Developed Technology are best measured by the ratio which sales derived from the business activities in which the Developed Technology is exploited by a party hereto bears to the total ratio which sales derived from the business activities in which the Developed Technology is exploited. The estimate of reasonably anticipated benefits to be derived by each party as a result of exploitation of Developed Technology and used to determine the ratio defined above shall be based upon projections which shall include a determination of:

             (a) the applicability of the Developed Technology to the business operations of the party receiving rights to the Developed Technology within the geographic area in which that party may use the Developed Technology under this Agreement;

             (b) a determination of the time period between the inception of the Developed Technology and the receipt of benefits;

             (c) a projection of the time over which benefits will be received; and

             (d) a projection of the benefits anticipated for each year in which it is anticipated that the Developed Technology will generate benefits.

        2.4 To the extent projections anticipate a significant variation among the parties hereto in the timing of their receipt of benefits from the exploitation of the Developed Technology, the Benefits shall be based upon the present discounted value of such projected benefits to each party.

        2.5 Projections shall, to the extent required, be based upon underlying factors such as a projection of sales, all as of the date of this Agreement and at the beginning of each fiscal year.

        2.6 As necessary and appropriate, the parties will review the projections and negotiate in good faith to amend the ratio by which the Developed Technology Costs are shared between the parties, to account for changes in economic conditions, the business operations and practices of the parties, the technological needs of the parties, and the ongoing development of Developed Technology under this Agreement.

        2.7 The amount of each party's Developed Technology Cost Reimbursement for any Developed Technology under this Agreement shall initially be determined by dividing the Developed Technology Costs of such Developed Technology among the parties as follows:

             Company             * %
             Evoke               * %

(Each party's share of such Developed Technology Costs, a "Developed Technology Cost Share").

        2.8 The parties hereto agree to use a consistent method of accounting to measure costs and benefits, and agree to translate foreign currencies on a consistent basis.

3.    Documentation.

      3.1 Each party hereto shall maintain documentation regarding (i) the methodology and data used to establish anticipated benefits as well as allocations described in Section 2 of this Attachment C, as modified from time to time by mutual agreement of the parties; (ii) the total amount of Developed Technology Costs incurred pursuant to this Agreement; (iii) the portion of the Developed Technology Costs borne by each party hereto; (iv) the accounting method used to determine the costs and benefits of the Developed Technology to each party (including the method used to translate foreign currencies), and, to the extent such accounting method materially differs from United States generally accepted accounting principles, an explanation of such material differences; and (v) prior research relating to the Developed Technology.

      3.2 Each party hereto which is required to file a United States income tax return agrees to attach to such return a statement indicating that it is a participant in a qualified cost sharing arrangement, and listing the other controlled participants in the arrangement. If a party is not required to file a U.S. income tax return, such party agrees to ensure that such a statement is attached to Schedule M of any form 5471 or to any Form 5472 filed with respect to that participant.

4.    Payment of Developed Technology Cost Reimbursement.

      4.1 Statement of Development Costs. Within thirty (30) days following any agreement between the parties regarding the use by the parties of any Developed Technology, Evoke and Company shall furnish each other a written statement, certified by an officer of such company, setting forth the Developed Technology Costs incurred by it relating to such Developed Technology.

      4.2 Settlement. If the Developed Technology Costs of a party hereto are less than its Developed Technology Cost Reimbursement, such party shall pay such difference between such amounts to the other party hereto within thirty
(30) days after receipt of the statement set forth in Section 4.1. To the extent not otherwise prohibited under applicable local law, any amounts owed by one party to another pursuant to this Section 4 may be offset or netted against other indebtedness among the parties. To the extent desired by any party hereto, all payments under this Section 4 may be made in a timely manner so as to avoid the imputation of interest, under applicable tax laws.


*  Confidential treatment requested.


                                    - C2 -

                                 Attachment D

                         PROPOSED DEPLOYMENT TIMETABLE


--------------------------------------------------------------------------------
Date                 Activity                                   Charged Party
--------------------------------------------------------------------------------
20 March 2000        Telephony hardware installed               Evoke
--------------------------------------------------------------------------------
31 March 2000        Evoke required hardware installed          Evoke
--------------------------------------------------------------------------------
15 April 2000        Evoke software installed                   Evoke
--------------------------------------------------------------------------------
30 June 2000         French web site translation complete       Evoke
--------------------------------------------------------------------------------
30 July 2000         Cegetel billing integration complete       Evoke
--------------------------------------------------------------------------------

                                 Attachment E

                               MINIMUM PLATFORM


Web servers:
     LE: Dell PowerEdge 2450 Single P-III 733Mhz
     Linux 6.1
     128MB RAM
     PERC2 RAID array, 18 GB (10,000rpm) total storage after RAID
     Intel NetStructure 7110 e-Commerce Accelerator (IPIVOT)
     TR server (tr1)
     Sun E420 dual 450MHz UltraSPARC-II, 1GB RAM, 2x18GB internal disk
     (mirrored)

Real (media) server:
     Sun Netra T1 440-MHz UltraSPARC-IIi; 1.0 GB mem; Dual 18 GB disk (mirrored) External Storage: A1000 50 GB

Offline encoder, live encoder, italk server (oe1, le1 and it1)

IT: Dell PowerEdge 2300 Single P-III 600Mhz
     NT 4, sp5
     128MB RAM
     PERC2 RAID array, 18 GB (10,000rpm) total storage after RAID

LE: Dell PowerEdge 2450 Dual P-III 733Mhz
     NT 4, sp5
     128MB RAM
     PERC2 RAID array, 9 GB (10,000rpm) total storage after RAID

OE: Dell PowerEdge 2450 Dual P-III 733Mhz
     NT 4, sp5
     128MB RAM
     PERC2 RAID array, 18 GB (10,000rpm) total storage after RAID

Bridge controller
     Sun E420 dual 450MHz UltraSPARC-II, 1GB RAM, 2x18GB internal disk
     (mirrored)
     External A1000

Database server
     Sun E450 2 CPU, 1GB RAM, 2x18GB internal disk (mirrored)
     External storage: Sun A1000 50 GB RAID array

Bridge network switches (sw1-sw4)
     (unknown quantity) Foundry Server Iron

Backup bridge controller/tr server
     Sun E420 dual 450MHz UltraSPARC-II, 1GB RAM, 2x18GB internal disk
     (mirrored)

                                 Attachment F

                   SUPPORT SERVICES AND SUPPORT SERVICE FEES

---------------------------------------------------------------------------------------------------------
            Support                                      Description                              Fee
---------------------------------------------------------------------------------------------------------
Network Operations Center         Monitoring and first level support for system problems          TBD
                                  (until Evoke EU is up and running)
---------------------------------------------------------------------------------------------------------
Operations Support                This provides second level support.  The NOC turns to           TBD
                                  this team for more complex problems that are often caused
                                  by errors in submission, data, etc.
---------------------------------------------------------------------------------------------------------
Engineering Support and           Engineering bug fixes and second level support for              TBD
Maintenance for Operational       Operational Software; Product Upgrades for Operational
Software                          Software
---------------------------------------------------------------------------------------------------------
Localization Support for          To be provided in Deployment Plan                               TBD
Operational Software
---------------------------------------------------------------------------------------------------------
Developed Technology              As defined in this Agreement                                    TBD
---------------------------------------------------------------------------------------------------------

                                 Attachment G

                              EVOKE SERVICES FEES


--------------------------------------------------------------------------------
Position                                            Rate*
--------------------------------------------------------------------------------
Project Manager                                     $ */hour
--------------------------------------------------------------------------------
Senior Programmer                                   $ */hour
--------------------------------------------------------------------------------
Junior Programmer                                   $ */hour
--------------------------------------------------------------------------------
Senior Engineer                                     $ */hour
--------------------------------------------------------------------------------
Junior Engineer                                     $ */hour
--------------------------------------------------------------------------------

* Rates do not include travel and expenses, which will be billed to Company as set forth in this Agreement.


*  Confidential treatment requested.